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           FOR RELEASE AT 8:30 AM EASTERN DAYLIGHT TIME, MAY 24, 1995
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         INSITUFORM TECHNOLOGIES, INC. AND INSITUFORM MID-AMERICA, INC.
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                                   TO COMBINE
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Memphis, TN and St. Louis, MO -- May 24, 1995 -- Insituform Technologies, Inc.
("ITI") (Nasdaq National Stock Market: INSUA) and Insituform Mid-America, Inc. ("IMA") (Nasdaq National Stock Market: INSMA) jointly announced that they have entered into a definitive agreement which provides for the combination of ITI and IMA in a transaction in which holders of IMA's Class A Common Stock will receive 1.15 shares of ITI's Class A Common Stock for each share of IMA Class
A Common Stock held. Holders of IMA's Class B Common Stock have agreed to convert their shares into IMA Class A Common Stock on a share for share basis in connection with the transaction. The combination will be effected through the merger into IMA of a subsidiary of ITI formed for that purpose, as a result of which IMA would become a wholly-owned subsidiary of ITI.

      The transaction is conditioned, upon, among other things, approval by the stockholders of both ITI and IMA, registration under the Securities Act of 1933 of the ITI shares to be issued in the transaction, receipt of a legal opinion that the transaction will qualify as a tax-free reorganization, confirmation that the transaction will qualify for pooling-of-interests accounting treatment, expiration of the premerger notification period under the Hart-Scott-Rodino Act, and other customary conditions. ITI and IMA expect the transaction to be consummated toward the end of the third quarter of 1995.

      As a result of the consummation of the transaction, three directors designated by IMA would join the ten current directors on ITI's board. James
D. Krugman would continue as Chairman of the Board and Jean-Paul Richard as President and Chief Executive Officer of ITI. Jerome Kalishman, Chairman of the Board of IMA, would become Vice Chairman of the Board of ITI, and Robert W. Affholder, President of IMA, would become Chief Operating Officer of ITI's North American contracting operations, which would be headquartered in Chesterfield, MO.

      The arrangements between the parties continue the previously announced moratorium on further assertion of any rights in dispute as a result of IMA's acquisition of the pipeline rehabilitation business of Enviroq Corporation in April 1995 without consent of ITI, except for certain procedural steps to preserve the respective rights of the parties.


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May 24, 1995


      Mr. Richard said that, "I am obviously delighted that an agreement could be reached between ITI and IMA to combine the two companies. The strategic logic for such a merger is, in ITI's opinion, extremely strong. The most obvious reason for the merger is achieving greater "critical mass." This means having better economies of scale, greater operations flexibility and the enhanced ability to fund key strategic initiatives such as technology development, industrial marketing and overseas territorial expansion. We believe another major reason for the transaction is the high degree to which the two companies complement one another. ITI has strong technology development and manufacturing skills as well as a wide international presence. IMA has a broad contracting capability and a strong contracting culture, and is also well positioned to take advantage of the large and growing U.S. gas rehabilitation market with its PALTEM(R) hoselining technology. This merger constitutes a major step in our efforts to build the leading worldwide trenchless rehabilitation business."

      Mr. Kalishman added, "Those who follow the Insituform industry should fully understand the strategic advantages of this combination. Among other objectives, we look forward to the expansion of opportunities for employees of both companies, and to a successful conclusion of the merger and the development of the leading world-wide trenchless rehabilitation business."

      Insituform Technologies, Inc. provides state-of-the-art techniques for the reconstruction of deteriorated pipelines utilizing trenchless processes, and owns the worldwide rights to the Insituform(R) Process. By eliminating the need for disruptive excavation, ITI believes the Insituform(R) Process provides a cost-effective solution to the problem of deteriorated pipe systems. Insituform Technologies, Inc. also offers the NuPipe(R) Process in the United States and overseas and is engaged in the rehabilitation of pipeline for the mining and oil and gas industry under the UltraPipe(R) name.

      Insituform Mid-America, Inc. is a leader in the utilization of trenchless technologies for rehabilitation, new construction and improvement of sewer, pipe and conduit systems.

CONTACT:                          -OR-         ITI'S INVESTOR RELATIONS COUNSEL:
Insituform Technologies, Inc.                  The Equity Group Inc.
Jean-Paul Richard, Pres. & CEO                 Linda Latman
(901) 759-7473                                 (212) 836-9609

Insituform Mid-America, Inc.
Jerome Kalishman, Chairman
(314) 532-6173